SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 8th day of February, 2007

AMONG:

MATRIX VENTURES, INC., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 2640 Tempe Knoll Drive, North Vancouver, British Columbia V7N 4K6

(“Matrix”)

AND:

FSONA SYSTEMS CORP., a Nevada company having an office for business located at 140 - 11120 Horseshoe Way, Richmond, British Columbia V7A 5H7

(“FSona”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF FSONA AS LISTED ON SCHEDULE 1 ATTACHED HERETO

(collectively, the “Selling Shareholders”)

WHEREAS:

A.           The Selling Shareholders are the registered and beneficial owners of all 1,082,000 issued and outstanding common shares in the capital of FSona;

B.            Matrix has agreed to issue 2,439,348 common shares in the capital of Matrix to the Selling Shareholders as consideration for the purchase, by Matrix, of all of the issued and outstanding common shares of FSona held by the Selling Shareholders; and

C.            Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to sell all of the issued and outstanding common shares of FSona held by the Selling Shareholders to Matrix in exchange for common shares of Matrix.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1.	DEFINITIONS
1.1	Definitions. The following terms have the following meanings, unless the context indicates otherwise:
(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	“BC Securities Act” shall mean the Securities Act (British Columbia);
(c)

“Closing” shall mean the completion of the Transaction, in accordance with Section 6 hereof, at which time the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(d)

“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 8 following the satisfaction or waiver by Matrix and FSona of the conditions precedent set out in Sections 6.1 and 6.2 respectively; but in no event will the Closing Date be later than February 15, 2007, without the written consent of all parties hereto;

(e)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;
(f)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;
(g)	“Everona” shall mean Everona Limited, one of the Selling Shareholders;
(h)	“FSona Shares” shall mean the 1,082,000 common shares of FSona held by the Selling Shareholders, being all of the issued and outstanding common shares of FSona;
(i)	“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;
(j)

“Matrix Shares” shall mean those 2,439,348 fully paid and non-assessable common shares of Matrix to be issued at a deemed price of $0.001 per share to the Selling Shareholders by Matrix on the Closing Date;

(k)

“Questionnaire” shall mean, if the Selling Shareholder is a U.S. person as defined in the Exchange Act, the U.S. Accredited Shareholder Questionnaire attached as Schedule 2, or, if the Selling Shareholder is a non-U.S. Person as defined in the Exchange Act, the Non-U.S. Shareholder Questionnaire attached as Schedule 3;

(l)	“SEC” shall mean the United States Securities and Exchange Commission;
(m)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;
(n)

“Stock Cancellation” shall mean the 5,000,000 common shares in the capital of Matrix, 2,500,000 of which are currently held by each of Lori Bolton and Erika Kumar, which will be returned to treasury for cancellation without consideration on or prior to the Closing Date;

(o)

“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(p)	“Transaction” shall mean the purchase of the FSona Shares by Matrix from the Selling Shareholders in consideration for the issuance of the Matrix Shares.
1.2	Schedules. The following schedules are attached to and form part of this Agreement:
Schedule 1	-	Selling Shareholders
Schedule 2	-	U.S. Accredited Shareholder Questionnaire
Schedule 3	-	Non-U.S. Shareholder Questionnaire
Schedule 4	-	Directors and Officers of FSona
Schedule 5	-	Directors and Officers of Matrix
Schedule 6	-	FSona Leases, Claims and Miscellaneous
Schedule 7	-	FSona Intellectual Property
Schedule 8	-	FSona Material Contracts
Schedule 9	-	FSona Employees and Consultants
Schedule 10	-	Matrix Undisclosed Liabilities
1.3	Currency. All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.
2.	THE OFFER, PURCHASE AND SALE OF SHARES
2.1

Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Selling Shareholders hereby covenant and agree to sell, assign and transfer to Matrix, and Matrix hereby covenants and agrees to purchase from the Selling Shareholders all of the FSona Shares held by the Selling Shareholders.

2.2

Consideration. As consideration for the sale of the FSona Shares by the Selling Shareholders, Matrix shall allot and issue the Matrix Shares to the Selling Shareholders on the basis of 2.2544805 Matrix Shares for each one FSona Share held by the Selling Shareholders. The Selling Shareholders acknowledge and agree that the Matrix Shares are being issued pursuant to a safe harbor from the prospectus and registration requirements of the Securities Act. The Selling Shareholders agree to abide by all applicable resale restrictions and hold periods imposed by all applicable securities legislation. All certificates representing the Matrix Shares issued on Closing to the Selling Shareholders who are U.S. persons, as defined by Regulation S of the Securities Act will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the Matrix Shares are restricted securities and will be issued to the Selling Shareholders pursuant to a safe harbor from the registration requirements of the Securities Act:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

All certificates representing the Matrix Shares issued on Closing to the Selling Shareholders who are non-U.S. persons, as defined by Regulation S of the Securities Act, will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact the Matrix Shares are restricted securities and will be issued to the Selling Shareholders pursuant to a safe harbor from the registration requirements of the Securities Act:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

2.3

Share Exchange Procedure. On Closing, each of the Selling Shareholders will exchange his, her or its certificate representing the FSona Shares by delivering such certificate to Matrix duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates for the Matrix Shares to the holder thereof together with a duly executed Questionnaire.

2.4

Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of the Matrix Shares will be issued in the Transaction. In lieu of any such fractional shares, if any of the Selling Shareholders would otherwise be entitled to receive a fraction of a share of the Matrix Shares upon surrender of certificates representing the FSona Shares for exchange pursuant to this Agreement, the Selling Shareholders will be entitled to receive from Matrix a stock certificate representing the nearest whole number of Matrix Shares.

2.5	Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.
2.6

Restricted Shares. The Selling Shareholders acknowledge that the Matrix Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws. Each of the Selling Shareholders has sought and obtained independent legal advice as to the resale restrictions applicable in the jurisdiction of residence, and under U.S. securities laws generally. Matrix has not undertaken, and will have no obligation, to register any of the Matrix Shares under the Securities Act; provided, however, that Matrix will assist in providing legal opinions to the

Selling Shareholders at the Selling Shareholders’ cost when the Selling Shareholders may resell their respective shares under Rule 144 promulgated under the Securities Act.

2.7

Exemptions. The Selling Shareholders acknowledge that Matrix has advised the Selling Shareholders that Matrix is relying on an exemption from the prospectus and registration requirements of the B.C. Securities Act to issue the Matrix Shares to the Selling Shareholders and, as a consequence, certain protections, rights and remedies provided by the B.C. Securities Act, including statutory rights of rescission or damages, will not be available to the Selling Shareholders.

2.8

Canadian Resale Restrictions. The Selling Shareholders acknowledge that Matrix is not a reporting issuer in any province or territory of Canada and accordingly, any applicable hold periods under the B.C. Securities Act or any other Canadian jurisdiction may never expire, and the Matrix Shares may be subject to resale restrictions in Canada for an indefinite period of time. Additionally, the Selling Shareholders acknowledge that resale of any of the Matrix Shares by the Selling Shareholders resident in Canada is restricted except pursuant to an exemption from applicable securities legislation.

3.	REPRESENTATIONS AND WARRANTIES OF FSONA AND THE SELLING SHAREHOLDERS

FSona and the Selling Shareholders, jointly and severally, represent and warrant to Matrix, and acknowledge that Matrix is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Matrix, as follows:

3.1

Organization and Good Standing. FSona is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. FSona is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which FSona owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of FSona taken as a whole.

3.2

Authority. FSona has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “FSona Documents”) to be signed by FSona and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the FSona Documents by FSona and the consummation of the transactions contemplated hereby have been duly authorized by FSona’s board of directors. No other corporate or shareholder proceedings on the part of FSona is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other FSona Documents when executed and delivered by FSona as contemplated by this Agreement will be, duly executed and delivered by FSona and this Agreement is, and the other FSona Documents when executed and delivered by FSona as contemplated hereby will be, valid and binding obligations of FSona enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.
3.3

Capitalization of FSona. The entire authorized capital stock and other equity securities of FSona consists of 100,000,000 shares of common stock with a par value of $0.001 (the ”FSona Common Stock”). There are 1,082,000 shares of FSona Common Stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of FSona Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with its articles and bylaws. Except as disclosed in Schedule 6, there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating FSona to issue any additional common shares of FSona Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from FSona any common shares of FSona Common Stock. There are no agreements purporting to restrict the transfer of the FSona Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the FSona Common Stock.

3.4

Shareholders of FSona Common Stock. Schedule 1 contains a true and complete list of the holders of all of the issued and outstanding shares of the FSona Common Stock, in addition to each holder’s name, business address and number of FSona Common Stock held.

3.5	Directors and Officers of FSona. The duly elected or appointed directors and the duly appointed officers of FSona are as set out in Schedule 4.
3.6

Corporate Records of FSona. The corporate records of FSona, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of FSona is, in all material respects, correct and contains all records required by the laws of the State of Nevada, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of FSona.

3.7	No Subsidiaries. FSona does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.
3.8	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:
(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of FSona under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FSona, or any of its material property or assets;

(b)	violate any provision of the articles or bylaws of FSona; or
(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to FSona or any of its material property or assets.

3.9

Actions and Proceedings. To the best knowledge of FSona, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting FSona or which involves any of the business, or the properties or assets of FSona that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of FSona taken as a whole (an “FSona Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an FSona Material Adverse Effect.

3.10	Compliance.
(a)

To the best knowledge of FSona, FSona is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of FSona;

(b)

To the best knowledge of FSona, FSona is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute an FSona Material Adverse Effect;

(c)

FSona has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of FSona, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)

FSona has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. FSona has not received any notice of any violation thereof, nor is FSona aware of any valid basis therefore.

3.11

Filings, Consents and Approvals. To the best knowledge of FSona, and except as required by applicable securities laws, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by FSona of the Transaction contemplated by this Agreement or to enable FSona to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.12

Financial Representations. The books, records, and accounts of FSona accurately and fairly reflect, in reasonable detail, the assets and liabilities of FSona. FSona has not engaged in any transaction, maintained any bank account, or used any funds of FSona, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of FSona.

3.13

Absence of Undisclosed Liabilities. Except as disclosed in Schedule 6, or the FSona Financial Statements, as defined herein, FSona does not have any liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $5,000, which have not heretofore been paid or discharged.

For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.14	Tax Matters.
(a)	As of the date hereof, and except as disclosed in Schedule 6:
(i)

FSona has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to FSona, and

(ii)	all such returns are true and correct in all material respects;
(b)	FSona has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;
(c)

FSona is not presently under and has not received notice of, any contemplated investigation or audit by the Canada Revenue Agency, the Internal Revenue Service or any foreign, provincial or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d)

All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

3.15	Absence of Changes. Since the date of incorporation of FSona, and except as modified or disclosed in Schedule 6 or the FSona Financial Statements, as defined herein, FSona has not:
(a)

incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;
(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of FSona to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effected its business, operations, assets, properties or prospects;
(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);
(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)

made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

(j)

other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or
(l)	agreed, whether in writing or orally, to do any of the foregoing.
3.16

Personal Property. FSona possesses, and has good and marketable title of all property necessary for the continued operation of the business of FSona as presently conducted and as represented to Matrix. All such property is used in the business of FSona. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by FSona is owned by FSona free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 6.

3.17	Intellectual Property.
(a)

Intellectual Property Assets. Upon the Closing Date, FSona will own or hold an interest in all intellectual property assets necessary for the operation of the business of FSona as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names and unregistered trademarks, service marks, and applications,
(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”), and

(iii)

all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by FSona as licensee or licensor (collectively, the “Trade Secrets”).

(b)

Agreements. Schedule 7 contains a complete and accurate list and summary description, including any royalties paid or received by FSona, of all contracts and agreements relating to the Intellectual Property Assets to which FSona is a party or by which FSona is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which FSona is the licensee. To the best knowledge of FSona, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)

Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule 7, FSona owns all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets as of the Closing Date. Except as set forth in Schedule 7, all former and current employees and contractors of FSona have executed written contracts, agreements or other undertakings with FSona that assign all rights to any inventions, improvements, discoveries, or information relating to the business of FSona. No employee, director, officer or shareholder of FSona owns directly or indirectly in whole or in part, any Intellectual Property Asset which FSona is presently using or which is necessary for the conduct of its business. To the best knowledge of FSona, no employee or contractor of FSona has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning their work to anyone other than FSona.

(d)

Patents. Schedule 7 contains a complete and accurate list and summary description of all Patents that FSona owns. Except as set forth in Schedule 7, FSona is the exclusive owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. To the best knowledge of FSona, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees, taxes or actions falling due within ninety days after the Closing Date. To the best knowledge of FSona, no Patent has been or is now involved in any interference, reissue, re-examination, or opposition proceeding. To the best knowledge of FSona, there is no potentially interfering patent or patent application of any third party and no Patent is infringed or has been challenged or threatened in any way. To the best knowledge of FSona, none of the products manufactured and sold, nor any process or know-how used, by FSona infringes or is alleged to infringe any patent or other proprietary night of any other person or entity. To the best knowledge of FSona, all products made, used, or sold under the Patents have been marked with the proper patent notice.

(e)

Trademarks. Schedule 7 contains a complete and accurate list and summary description of all right, title or interest in any registered or unregistered trademarks (the “Trademarks”). To the best knowledge of FSona, FSona has not infringed and is not alleged to have infringed any trade name, Trademark, or service mark of any third party.

(f)

Copyrights. Schedule 7 contains a complete and accurate list and summary description of all right, title or interest in any copyrights in both published works and unpublished works (collectively, the “Copyrights”). To the best knowledge of FSona, FSona has not infringed and is not alleged to have infringed any Copyright of any third party.

(g)

Trade Secrets. FSona has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets. To the best knowledge of FSona, FSona has good title and an absolute right to use the trade secrets. The trade secrets are not part of the public knowledge or literature, and to the best knowledge of FSona, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of FSona. No trade secret is subject to any adverse claim or has been challenged or threatened in any way.

3.18

Employees and Consultants. Except as disclosed in the FSona Financial Statements, as defined in Section 7.1 hereof, all employees and consultants of FSona have been paid all salaries, wages, income and any other sum due and owing to them by FSona, as at the end of the most recent completed pay period. FSona is not aware of any labor conflict with any of FSona’s employees that might reasonably be expected to have an FSona Material Adverse Effect. To the best knowledge of FSona, no employee of FSona is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with FSona or any other nature of the business conducted or to be conducted by FSona. FSona has no employees or consultants other than those listed on Schedule 9.

3.19

Real Property. FSona does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which FSona is a party or is bound, as set out in Schedule 6, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by FSona pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. FSona has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.20

Material Contracts and Transactions. Schedule 8 attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which FSona is a party (each, a “Contract”). Except as disclosed in Schedule 8, each Contract is in full force and effect, and there exists no material breach or violation of or default by FSona under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by FSona. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.21	Certain Transactions. FSona is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.
3.22

No Brokers. FSona has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.23

Completeness of Disclosure. No representation or warranty by FSona in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Matrix pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF EVERONA

Everona represents and warrants to Matrix, and acknowledges that Matrix is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Matrix, as follows:

4.1

Organization and Good Standing. Everona is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, Special Administrative Region of the Peoples Republic of China.

4.2

Authority. Everona has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Everona Documents”) to be signed by Everona and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Everona Documents by Everona and the consummation of the transactions contemplated hereby have been duly authorized by Everona’s board of directors. No other corporate or shareholder proceedings on the part of Everona is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Everona Documents when executed and delivered by Everona as contemplated by this Agreement will be, duly executed and delivered by Everona and this Agreement is, and the other Everona Documents when executed and delivered by Everona as contemplated hereby will be, valid and binding obligations of Everona enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
(c)	as limited by public policy.
5.	REPRESENTATIONS AND WARRANTIES OF MATRIX

Matrix represents and warrants to FSona and the Selling Shareholders and acknowledges that FSona and the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of FSona or the Selling Shareholders, as follows:

5.1

Organization and Good Standing. Matrix is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

5.2

Authority. Matrix has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Matrix Documents”) to be signed by Matrix and to perform its obligations hereunder and to consummate the Transaction contemplated hereby. The execution and delivery of each of the Matrix Documents by Matrix and the consummation by Matrix of the Transaction contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Matrix is necessary to authorize such documents or to consummate the Transaction contemplated hereby. This Agreement has been, and the other Matrix Documents when executed and delivered by Matrix as contemplated by this Agreement will be, duly executed and delivered by Matrix and this Agreement is, and the other Matrix Documents when executed and delivered by Matrix, as contemplated hereby will be, valid and binding obligations of Matrix enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
(c)	as limited by public policy.
5.3

Capitalization of Matrix. The entire authorized capital stock and other equity securities of Matrix consists of 75,000,000 shares of common stock with a par value of $0.001 (the ”Matrix Common Stock”). As of the date of this Agreement, there are 7,309,000 shares of Matrix Common Stock issued and outstanding. On the Closing Date, Matrix will have no more than 2,309,000 shares of Matrix Common Stock issued and outstanding immediately prior to the issuance of the Matrix Shares as contemplated by this Agreement. All of the issued and outstanding shares of Matrix Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Matrix to issue any additional shares of Matrix Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Matrix any shares of Matrix Common Stock as of the date of this Agreement. Except as required by applicable securities laws, there are no agreements purporting to restrict the transfer of the Matrix Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Matrix Common Stock other than those shares held by affiliates of Matrix.

5.4	Directors and Officers of Matrix. The duly elected or appointed directors and the duly appointed officers of Matrix are as listed on Schedule 5.
5.5

Corporate Records of Matrix. The corporate records of Matrix, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of Matrix is, in all material respects, correct and contains all material records required by the laws of the Stave of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Matrix.

5.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:
(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Matrix under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Matrix or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of Matrix; or
(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Matrix or any of its material property or assets.
5.7

Validity of Matrix Common Stock Issuable upon the Transaction. The Matrix Shares to be issued to the Selling Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

5.8

Actions and Proceedings. To the best knowledge of Matrix, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Matrix, threatened against Matrix which involves any of the business, or the properties or assets of Matrix that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Matrix taken as a whole (an ”Matrix Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an Matrix Material Adverse Effect.

5.9	Compliance.
(a)

To the best knowledge of Matrix, Matrix is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Matrix;

(b)

To the best knowledge of Matrix, Matrix is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute an Matrix Material Adverse Effect;

(c)

Matrix has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Matrix, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)

Matrix has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Matrix has not received any notice of any violation thereof, nor is Matrix aware of any valid basis therefore.

5.10

Filings, Consents and Approvals. Except as required by applicable securities laws, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Matrix of the Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

5.11

SEC Filings. Matrix has furnished or made available to FSona and the Selling Shareholders a true and complete copy of each report, schedule, registration statement and proxy statement filed by Matrix with the SEC (collectively, and as such documents have since the time of their filing been amended, the “Matrix SEC Documents”). As of their respective dates, the Matrix SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Matrix SEC Documents.

5.12

Financial Representations. Included with the Matrix SEC Documents are true, correct, and complete copies of audited balance sheets for Matrix dated as of June 30, 2006 (the ”Matrix Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year then ended and the three month financial statements for the quarter ended September 30, 2006 (collectively, the “Matrix Financial Statements”). The Matrix Financial Statements:

(a)	are in accordance with the books and records of Matrix;
(b)	present fairly the financial condition of Matrix as of the respective dates indicated and the results of operations for such periods; and
(c)	have been prepared in accordance with GAAP.

Matrix has not received any advice or notification from its independent certified public accountants that Matrix has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Matrix Financial Statements or the books and records of Matrix, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Matrix accurately and fairly reflect, in reasonable detail, the assets, and liabilities of Matrix. Matrix has not engaged in any transaction, maintained any bank account, or used any funds of Matrix, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Matrix.

5.13

Absence of Undisclosed Liabilities. Except as contemplated in this Agreement, or as disclosed in Schedule 10 or the Matrix SEC Documents, Matrix does not have any material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $5,000, which have not heretofore been paid or discharged.

5.14	Tax Matters.
(a)	As of the date hereof and except as disclosed in Schedule 10:
(i)

Matrix has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;
(b)	Matrix has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;
(c)

Matrix is not presently under and has not received notice of, any contemplated investigation or audit by the Canada Revenue Agency, the Internal Revenue Service or any foreign, provincial or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)

All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)

To the best knowledge of Matrix, the Matrix Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to Matrix for the accounting period ended on the Matrix Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Matrix Accounting Date or for any profit earned by Matrix on or prior to the Matrix Accounting Date or for which Matrix is accountable up to such date and all contingent liabilities for Taxes have been provided for or disclosed in the Matrix Financial Statements.

5.15	Absence of Changes. Since the Matrix Accounting Date, except as disclosed in the Public SEC Documents and this Agreement, Matrix has not:
(a)

incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;
(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Matrix to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;
(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);
(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;
(j)

other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or
(l)	agreed, whether in writing or orally, to do any of the foregoing.
5.16	Absence of Certain Changes or Events. Since the Matrix Accounting Date, except as and to the extent disclosed in the Matrix SEC Documents and as contemplated in this Agreement, there has not been:
(a)	an Matrix Material Adverse Effect; or
(b)	any material change by Matrix in its accounting methods, principles or practices.
5.17	No Subsidiaries. Matrix does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.
5.18	Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Matrix, except as disclosed in the Matrix SEC Documents.
5.19	Employees and Consultants. Matrix does not have any employees or consultants, except as disclosed in the Matrix SEC Documents.
5.20

Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Matrix is a party, except as contemplated by this Agreement and except as disclosed in the Matrix SEC Documents.

5.21

No Brokers. Matrix has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

5.22	Certain Transactions. Matrix is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.
5.23

Completeness of Disclosure. No representation or warranty by Matrix in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to FSona pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

6.	CLOSING CONDITIONS
6.1

Conditions Precedent to Closing by Matrix. The obligation of Matrix to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 8. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions of closing are for the benefit of Matrix and may be waived by Matrix in its sole discretion.

(a)

Representations and Warranties. The representations and warranties of FSona and the Selling Shareholder set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and FSona will have delivered to Matrix a certificate dated as of the Closing Date, to the effect that the representations and warranties made by FSona in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that FSona and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. FSona and the Selling Shareholders must have delivered each of the documents required to be delivered by them pursuant to this Agreement.

(c)

Transaction Documents. This Agreement, the FSona Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Matrix, will have been executed and delivered to Matrix.

(d)	Secretary’s Certificate – FSona. Matrix will have received a certificate from the Secretary of FSona attaching:
(i)	a copy of FSona’s articles, bylaws and all other incorporation documents, as amended through the Closing Date, and
(ii)	copies of resolutions duly adopted by the board of directors of FSona approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.
(e)	Third Party Consents. Matrix will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Matrix.
(f)	No Material Adverse Change. No FSona Material Adverse Effect will have occurred since the date of this Agreement.

(g)	No Action. No suit, action, or proceeding will be pending or threatened which would:
(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or
(ii)	cause the Transaction to be rescinded following consummation.
(h)	Outstanding Shares. FSona will have no more than 1,082,000 shares of FSona Common Stock issued and outstanding on the Closing Date.
(i)

Due Diligence. Matrix and its solicitors will be reasonably satisfied with their due diligence investigation of FSona that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of FSona and the Selling Shareholders which are reasonably germane to the Transaction,
(ii)	a physical inspection of the assets of FSona by Matrix or its representatives, and
(iii)	title to the material assets of FSona.
(j)

Compliance with Securities Laws. Matrix will have received evidence satisfactory to Matrix that the Matrix Shares issuable in the Transaction will be issuable without registration pursuant to the Securities Act and the B.C. Securities Act in reliance on a safe harbor from the registration requirements of the Securities Act and the B.C. Securities Act.

(k)	Closing. The Closing will have occurred by the Closing Date.
6.2

Conditions Precedent to Closing by FSona. The obligation of FSona and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 8. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of FSona and the Selling Shareholders and may be waived by FSona and the Selling Shareholders in their discretion.

(a)

Representations and Warranties. The representations and warranties of Matrix set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Matrix will have delivered to FSona and the Selling Shareholders a certificate dated the Closing Date, to the effect that the representations and warranties made by Matrix in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that Matrix is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Matrix must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)

Transaction Documents. This Agreement, the Matrix Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to FSona and the Selling Shareholders, will have been executed and delivered by Matrix.

(d)	Secretary’s Certificate - Matrix. FSona will have received a certificate from the Secretary of Matrix attaching:
(i)	a copy of Matrix’s articles of incorporation and bylaws, as amended through the Closing Date, and
(ii)	copies of resolutions duly adopted by the board of directors of Matrix approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.
(e)

Third Party Consents. FSona and the Selling Shareholders will have received from Matrix duly executed copies of all third-party consents, permit, authorization, consent and approvals of any public, regulatory (including the SEC) or governmental body or authority or person or entity contemplated by this Agreement, in form and substance reasonably satisfactory to FSona.

(f)	No Material Adverse Change. No Matrix Material Adverse Effect will have occurred since the date of this Agreement.
(g)	No Action. No suit, action, or proceeding will be pending or threatened which would:
(i)	prevent the consummation of any of the transactions contemplated by this Agreement, or
(ii)	cause the Transaction to be rescinded following consummation.
(h)

Outstanding Shares. On the Closing Date, Matrix will have no more than 2,309,000 shares of Matrix Common Stock issued and outstanding immediately prior to the issuance of the Matrix Shares as contemplated by this Agreement.

(i)	Public Market. On the Closing Date, the shares of Matrix Common Stock will be quoted on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board.
(j)

Due Diligence Review of Financial Statements. FSona and its accountants will be reasonably satisfied with their due diligence investigation and review of the Matrix Financial Statements, the Matrix SEC Documents, and the contents thereof, prepared in accordance with GAAP.

(k)

Change in Directors. On the Closing Date, Matrix will have appointed Sunny Taylor to the board of directors of Matrix, and will have received a signed director’s resolution from the board of directors of Matrix authorizing and approving such appointment.

(l)	Matrix Debts. Matrix will have provided evidence that it has satisfied or will otherwise extinguish all material debt on its books.
(m)	Stock Cancellation. On or prior to the Closing Date, Matrix will effect the Stock Cancellation.
(n)	Bank Account Information. On or prior to the Closing Date, Matrix will close all bank accounts and safety deposit boxes of Matrix and provide reasonable evidence of such closures to FSona.

(o)	Closing. The Closing will have occurred by the Closing Date.
7.	ADDITIONAL COVENANTS OF THE PARTIES
7.1

FSona Audited Financial Statements. Prior to the Closing, FSona will provide Matrix with true, correct, and complete audited balance sheets for FSona as at December 31, 2005, together with related statements of income, cash flows, and changes in shareholder’s equity for the period ended December 31, 2005 and unaudited but auditor reviewed quarterly financial statements for the nine month period ended September 30, 2006 (collectively, the “FSona Financial Statements”):

(a)	will be prepared in accordance with the books and records of FSona;
(b)	present fairly the financial condition of FSona as of the respective dates indicated and the results of operations for such periods; and
(c)	will be prepared in accordance with GAAP.
7.2

Notification of Financial Liabilities. FSona will immediately notify Matrix in accordance with Section 11.5 hereof, if FSona receives any advice or notification from its independent certified public accounts that FSona has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of FSona, any properties, assets, liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

7.3

Access and Investigation. Between the date of this Agreement and the Closing Date, FSona, on the one hand, and Matrix, on the other hand, will, and will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;
(b)

furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

7.4

Confidentiality. All information regarding the business of FSona including, without limitation, financial information that FSona provided to Matrix during Matrix’s due diligence investigation of FSona will be kept in strict confidence by Matrix and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Matrix or disclosed to any third party (other than Matrix’s professional accounting and legal advisors) without the prior written consent of FSona. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from FSona, Matrix will immediately return to FSona (or as directed by FSona) any information received regarding FSona’s business. Likewise, all information regarding the business of Matrix including, without limitation, financial information that Matrix provides to FSona during its due diligence investigation of Matrix will be kept in strict confidence by FSona and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by FSona or disclosed to any third party (other than FSona’s professional accounting and legal advisors) without Matrix’s prior written consent. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Matrix, FSona will immediately return to Matrix (or as directed by Matrix) any information received regarding Matrix’s business.

7.5

Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

7.6

Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, FSona, the Selling Shareholders and Matrix will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of FSona or Matrix, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

7.7

Conduct of FSona and Matrix Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Matrix otherwise consents in writing, FSona will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that FSona otherwise consents in writing, Matrix will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

7.8

Certain Acts Prohibited – FSona. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, FSona will not, without the prior written consent of Matrix:

(a)	amend its articles, bylaws or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of FSona except in the ordinary course of business;
(c)	dispose of or contract to dispose of any FSona property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;
(d)

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the FSona Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	not:
(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the FSona Common Stock, or
(ii)	split, combine or reclassify any FSona Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of FSona Common Stock; or
(f)

not materially increase benefits or compensation expenses of FSona, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

7.9

Certain Acts Prohibited - Matrix. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Matrix will not, without the prior written consent of FSona:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Matrix except in the ordinary course of business consistent with past practice;
(b)	dispose of or contract to dispose of any Matrix property or assets except in the ordinary course of business consistent with past practice;
(c)	issue or sell shares of Matrix Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;
(d)

declare, set aside or pay any dividends on, or make any other distributions in respect of the Matrix Common Stock or split, combine or reclassify any Matrix Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Matrix Common Stock; or

(e)

materially increase benefits or compensation expenses of Matrix, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

7.10	Public Announcements. Matrix and FSona each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the

Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement. FSona acknowledges that Matrix must comply with securities laws requiring full disclosure of material facts and agreements in which it is involved, and will co-operate to assist Matrix in meeting its obligations.

7.11

FSona Employment Agreements. Between the date of this Agreement and the Closing Date, FSona will have made necessary arrangements to employ all of the hourly and salaried employees of FSona reasonably necessary to operate such business substantially as presently operated; provided however that FSona will not hire any parties without the express consent of Matrix.

7.12

Matrix Board of Directors. Prior to the Closing Date, Matrix will file a Schedule 14f-1 information statement with the SEC as required under the Exchange Act to effect the appointment of Sunny Taylor to the board of directors of Matrix at Closing.

8.	CLOSING
8.1

Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for Matrix or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for FSona and Matrix, provided such undertakings are satisfactory to each party’s respective legal counsel.

8.2

Closing Deliveries of FSona and the Selling Shareholders. At Closing, FSona and the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Matrix:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of FSona evidencing approval of this Agreement and the Transaction;
(b)

if any of the Selling Shareholders appoints any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of such Selling Shareholders, a valid and binding power of attorney or equivalent from the Selling Shareholders;

(c)	share certificates representing the FSona Shares as required by Section 2.3 of this Agreement;
(d)	all certificates and other documents required by Section 6.1 of this Agreement;
(e)	a certificate of an officer of FSona, dated as of Closing, certifying that:
(i)	each covenant and obligation of FSona has been complied with, and
(ii)	each representation, warranty and covenant of FSona is true and correct at the Closing as if made on and as of the Closing; and
(f)	the FSona Documents and any other necessary documents, each duly executed by FSona, as required to give effect to the Transaction.

8.3

Closing Deliveries of Matrix. At Closing, Matrix will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to FSona and the Selling Shareholders:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Matrix evidencing approval of this Agreement and the Transaction;
(b)	share certificates representing the Matrix Shares to the Selling Shareholders;
(c)	all certificates and other documents required by Section 6.2 of this Agreement;
(d)	a certificate of an officer of Matrix, dated as of Closing, certifying that:
(i)	each covenant and obligation of Matrix has been complied with, and
(ii)	each representation, warranty and covenant of Matrix is true and correct at the Closing as if made on and as of the Closing;
(e)	the Matrix Documents and any other necessary documents, each duly executed by Matrix, as required to give effect to the Transaction; and
(f)	the resolution required by Section 6.2(o) of this Agreement.
9.	TERMINATION
9.1	Termination. Except as modified by Section 9.2 hereof, this Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:
(a)	mutual agreement of Matrix, FSona and the Selling Shareholders;
(b)

Matrix, if there has been a material breach by FSona or the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of FSona or the Selling Shareholders that is not cured, to the reasonable satisfaction of Matrix, within ten business days after notice of such breach is given by Matrix (except that no cure period will be provided for a breach by FSona or the Selling Shareholders that by its nature cannot be cured);

(c)

FSona and the Selling Shareholders, if there has been a material breach by Matrix of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Matrix that is not cured by the breaching party, to the reasonable satisfaction of FSona and the Selling Shareholders, within ten business days after notice of such breach is given by FSona and the Selling Shareholders (except that no cure period will be provided for a breach by Matrix that by its nature cannot be cured);

(d)

Matrix, FSona or the Selling Shareholders, if the Transaction contemplated by this Agreement has not been consummated prior to February 15, 2007, unless the parties hereto agree to extend such date in writing; or

(e)	Matrix, FSona or the Selling Shareholders if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

9.2

Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

10.	INDEMNIFICATION, REMEDIES, SURVIVAL
10.1

Certain Definitions. For the purposes of this Article 10, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Matrix, FSona or the Selling Shareholders including damages for lost profits or lost business opportunities.

10.2

FSona Indemnity. FSona will indemnify, defend, and hold harmless Matrix and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Matrix and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

any misrepresentation, misstatement or breach of warranty of FSona contained in or made pursuant to this Agreement, any FSona Document or any certificate or other instrument delivered pursuant to this Agreement; and

(b)

the breach or partial breach by FSona of any covenant or agreement of FSona made in or pursuant to this Agreement, any FSona Document or any certificate or other instrument delivered pursuant to this Agreement.

10.3

The Selling Shareholders Indemnity. Each of the Selling Shareholders will indemnify, defend, and hold harmless Matrix and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Matrix and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	any breach by the Selling Shareholders of Section 2.2 of this Agreement; or
(b)

any misstatement, misrepresentation or breach of the representations and warranties made by the Selling Shareholders contained in or made in the Questionnaire, executed by the Selling Shareholders as part of the share exchange procedure detailed in Section 2.3 of this Agreement.

10.4

Matrix Indemnity. Matrix will indemnify, defend, and hold harmless FSona and the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by FSona and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)

any misrepresentation, misstatement or breach of warranty of Matrix contained in or made pursuant to this Agreement, any Matrix Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Matrix of any covenant or agreement of Matrix made in or pursuant to this Agreement, any Matrix Document or any certificate or other instrument delivered pursuant to this Agreement.

10.5

Survival of Indemnification. Notwithstanding Section 10.1 hereof, the indemnification provisions of this Article 10 will survive the Closing Date and will continue in full force and effect until two (2) years after the Closing Date.

10.6

Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Except as set out in Section 10.5, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until six (6) months after the Closing Date.

11.	MISCELLANEOUS
11.1

Further Assurances and Provision of Information. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Additionally, FSona and the Selling Shareholders acknowledge that under SEC rules Matrix must provide registration level information regarding the business of FSona and agree to provide such information to Matrix in a timely manner prior to closing, and allow Matrix and its representatives free access to all books, records, and other information of FSona and to its personnel and advisors.

11.2	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.
11.3

Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

11.4

Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

11.5

Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to FSona or the Selling Shareholders:

FSona Systems Corp.

Attention: Sunny Taylor

1750 Tysons Boulevard, Suite 240

McLean, Virginia 22102

Telephone: (703) 891-5289

Fax: _________________

If to Matrix Ventures, Inc.:

Matrix Ventures, Inc.

Attention: Lori Bolton

2640 Tempe Knoll Drive

North Vancouver, British Columbia

Canada V7N 4K6

Telephone: (604) 986-9633

With a copy (which will not constitute notice) to:

Clark Wilson LLP

Barristers & Solicitors

Suite 800 – 885 W. Georgia Street

Vancouver, B.C. V6C 3H1

Attention: Cam McTavish

Telephone: (604) 687-5700

Fax: (604) 687-6314

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;
(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;
(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and
(d)	in the case of mailing, on the fifth business day following mailing.
11.6	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.
11.7	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.
11.8	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.
11.9	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada applicable to contracts made and to be performed therein.
11.10

Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

11.11	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

11.12

Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.13	Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.
11.14

Independent Legal Advice. FSona and each of the Selling Shareholders confirms that it has sought and obtained independent legal advice prior to execution of this Agreement and cannot and do not rely on the representations of Matrix or its advisors respecting the legal effects of this Agreement.

11.15	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

MATRIX VENTURES, INC.

Per:	/s/ Lori Bolton
Authorized Signatory
Name: Lori Bolton
	Title:	President and Chief Executive Officer

FSONA SYSTEMS CORP.

Per:	/s/ Sunny Taylor
Authorized Signatory
Name: Sunny Taylor
	Title:	President and Chief Executive Officer

EVERONA LIMITED

Per:	/s/ Paul Turner
Authorized Signatory
Name: Paul Turner
	Title:	Executive Officer

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Sunny Taylor SUNNY TAYLOR

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Andrew Grieve ANDREW GRIEVE

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Suzanne Shilvock SUZANNE SHILVOCK

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Paul Erickson PAUL ERICKSON

SCHEDULE 1

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

THE SELLING SHAREHOLDERS

Name	Address	Number of FSona Shares held before Closing	Total Number of Matrix Shares to be issued by Matrix on Closing
Everona Limited	3E – B1, 25 Tai Hang Drive Jardine’s Lookout Hong Kong	1,000,000	2,254,481
Sunny Taylor	1750 Tysons Boulevard, Suite 240 McLean, Virginia 22102	30,000	67,634
Andrew Grieve	11120 Horseshoe Way, Suite 140 Richmond, British Columbia Canada V7A 5H7	21,000	47,344
Suzanne Shilvock	11120 Horseshoe Way, Suite 140 Richmond, British Columbia Canada V7A 5H7	17,000	38,326
Paul Erickson	11120 Horseshoe Way, Suite 140 Richmond, British Columbia Canada V7A 5H7	14,000	31,563
TOTAL:		1,082,000	2,439,348

SCHEDULE 2

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

U.S. ACCREDITED SHAREHOLDER QUESTIONNAIRE

This Questionnaire is for use by each of the Selling Shareholders who is a U.S. Person, as defined in Regulation S of the Securities Act, that is acquiring common shares in the capital of Matrix Ventures, Inc. (the "Company"). The purpose of this Questionnaire is to assure the Company that each Selling Shareholder who is a U.S. Person will meet the standards imposed by the Securities Act and the appropriate exemptions of applicable state securities laws. The Company will rely on the information contained in this Questionnaire for the purposes of such determination.

The Selling Shareholder covenants, represents and warrants to the Company that it satisfies one or more of the categories of "Accredited Investors", as defined by Regulation D promulgated under the Securities Act, as indicated below: (Please initial in the space provide those categories, if any, of an "Accredited Investor" which the Subscriber satisfies.)

Category 1

An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of US $5,000,000.

Category 2	A natural person whose individual net worth, or joint net worth with that person's spouse, on the date of purchase exceeds US $1,000,000.
Category 3

A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person's spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

Category 4

A "bank" as defined under Section (3)(a)(2) of the 1933 Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting in its individual or fiduciary capacity; a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (United States); an insurance company as defined in Section 2(13) of the 1933 Act; an investment company registered under the Investment Company Act of 1940 (United States) or a business development company as defined in Section 2(a)(48) of such Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958 (United States); a plan with total assets in excess of $5,000,000 established and maintained by a state, a political subdivision thereof, or an agency or instrumentality of a state or a political subdivision thereof, for the benefit of its employees; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (United States) whose investment decisions are made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of

$5,000,000, or, if a self-directed plan, whose investment decisions are made solely by persons that are accredited investors.

Category 5	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States).
Category 6	A director or executive officer of the Company.
Category 7

A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the 1933 Act.

Category 8	An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

Note that for any of the Selling Shareholders claiming to satisfy one of the above categories of Accredited Investor may be required to supply the Company with a balance sheet, prior years' federal income tax returns or other appropriate documentation to verify and substantiate the Subscriber's status as an Accredited Investor.

If the Selling Shareholder is an entity which initialled Category 8 in reliance upon the Accredited Investor categories above, state the name, address, total personal income from all sources for the previous calendar year, and the net worth (exclusive of home, home furnishings and personal automobiles) for each equity owner of the said entity:

__________________________________________________________________________________

The Selling Shareholder hereby certifies that the information contained in this Questionnaire is complete and accurate and the Selling Shareholder will notify the Company promptly of any change in any such information. If this Questionnaire is being completed on behalf of a corporation, partnership, trust or estate, the person executing on behalf of the Selling Shareholder represents that it has the authority to execute and deliver this Questionnaire on behalf of such entity.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire as of the ___ day of February, 2007.

If a Corporation, Partnership or Other Entity:	If an Individual:
Print of Type Name of Entity Signature of Authorized Signatory Type of Entity	Signature Print or Type Name Social Security/Tax I.D. No. (if applicable)

SCHEDULE 3

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

NON-U.S. SHAREHOLDER QUESTIONNAIRE

This Questionnaire is for use by each of the Selling Shareholders who is a non U.S. Person, as defined in Regulation S of the Securities Act, that is acquiring common shares in the capital of Matrix Ventures, Inc. (the “Company”). The purpose of this Questionnaire is to assure the Company that each Selling Shareholder who is a non U.S. Person will meet the standards imposed by the Securities Act and the appropriate exemptions of applicable state securities laws. The Company will rely on the information contained in this Questionnaire for the purposes of such determination. The undersigned Selling Shareholder hereby agrees, acknowledges, represents and warrants that:

1.            the undersigned is not a “U.S. Person” as such term is defined by Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) (the definition of which includes, but is not limited to, an individual resident in the U.S. and an estate or trust of which any executor or administrator or trust, respectively is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the U.S.);

2.            none of the Matrix Shares have been or will be registered under the U.S. Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and foreign securities laws;

3.            the Selling Shareholder understands and agrees that offers and sales of any of the Matrix Shares prior to the expiration of a period of one year after the date of original issuance of the Matrix Shares (the one year period hereinafter referred to as the Distribution Compliance Period) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the U.S. Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the U.S. Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

4.            the Selling Shareholder understands and agrees not to engage in any hedging transactions involving any of the Matrix Shares unless such transactions are in compliance with the provisions of the U.S. Securities Act and in each case only in accordance with applicable state and provincial securities laws;

5.            the Selling Shareholder is acquiring the Matrix Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Matrix Shares in the United States or to U.S. Persons;

6.            the Selling Shareholder has not acquired the Matrix Shares as a result of, and will not itself engage in, any directed selling efforts (as defined in Regulation S under the U.S. Securities Act) in the United States in respect of the Matrix Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Matrix Shares; provided, however, that the Selling Shareholder may sell or otherwise dispose of the Matrix Shares pursuant to registration thereof under the U.S. Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements;

7.            the statutory and regulatory basis for the exemption claimed for the sale of the Matrix Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act or any applicable state and provincial securities laws;

8.            the undersigned has not undertaken, and will have no obligation, to register any of the Matrix Shares under the U.S. Securities Act;

9.            Matrix is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of the Selling Shareholder contained in the Agreement and this Questionnaire, and the Selling Shareholder will hold harmless Matrix from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the Selling Shareholder not being true and correct;

10.          the undersigned has been advised to consult their own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Matrix Shares and, with respect to applicable resale restrictions, is solely responsible (and Matrix is not in any way responsible) for compliance with applicable resale restrictions;

11.          none of the Matrix Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to the undersigned that any of the Matrix Shares will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of Matrix on the OTC Bulletin Board;

12.          the undersigned is outside the United States when receiving and executing this Agreement and is acquiring the Matrix Shares as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Matrix Shares;

13.          neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Matrix Shares;

14.          the Matrix Shares are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States;

15.          the undersigned acknowledges and agrees that Matrix shall refuse to register any transfer of the Matrix Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act;

16.          the undersigned understands and agrees that the Matrix Shares will bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

17.          the address of the undersigned included herein is the sole address of the undersigned as of the date of this Questionnaire.

IN WITNESS WHEREOF, I have executed this Questionnaire of Non-U.S. Shareholder.

Date: ______________________________
Signature

Print Name

Title (if applicable)

Address

SCHEDULE 4

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

DIRECTORS AND OFFICERS OF FSONA

Directors Disclosed Pursuant to Section 3.5

Sunny Taylor

Executive Officers Disclosed Pursuant to Section 3.5

Sunny Taylor – President, Chief Executive Officer and Global VP Sales

SCHEDULE 5

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

DIRECTORS AND OFFICERS OF MATRIX

Directors Disclosed Pursuant to Section 5.4

Lori Bolton

Erika Kumar

Executive Officers Disclosed Pursuant to Section 5.4

Lori Bolton – President, Chief Executive Officer

Erika Kumar – Secretary, Treasurer, Chief Accounting Officer, Principal Financial Officer

SCHEDULE 6

TO THE SHARE EXCHANGE AGREEMENT AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

FSONA LEASES, CLAIMS AND MISCELLANEOUS

Undisclosed Liabilities Disclosed Pursuant to Section 3.13

Nil

Changes Disclosed Pursuant to Section 3.15

Nil

Claims, Liens, Security Interests etc. Disclosed Pursuant to Section 3.16

Nil

Leases Disclose Pursuant to Section 3.19

Lease of 11120 Horseshoe Way, Suite 140, Richmond, B.C. V7A 5H7 of 11,207 square foot facility from August 2005 to August 2010 for monthly lease payment of $10,967

Lease of 1750 Tysons Boulevard, Suite 240, McLean, Virginia, United States 22102 of 2,700 square foot facility from June 2005 to December 2009 for monthly lease payment of $8,734 with a 3% increase in June of each year.

Tax Disclosure Pursuant to Section 3.14

FSona has not filed any Canadian or United States tax returns since inception.

SCHEDULE 7

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

FSONA INTELLECTUAL PROPERTY

Agreements of FSona Disclosed Pursuant to Section 3.17(b)

TPC agreement # File No. 720-480704.

Intellectual Property and Know-How Disclosed Pursuant to Section 3.17(c)

Nil

Patents Disclosed Pursuant to Section 3.17(d)

1.            Enhanced Gregorian Telescope: The present invention is directed to a compact telescope of a modified Gregorian design. The modifications to the traditional Gregorian telescope reduce the overall length of the telescope while still maintaining certain benefits of the Gregorian design (e.g. upright image, minor to moderate optical aberrations and concave mirrors).

2.            Thermal Electric Cooler: Utilizing a solid state cooling system (thermoelectric cooler) mounted in the laser transmitter assembly, to cool the laser diode, and maintain a prescribed operating temperature.

3.            Portable Laser Transceiver System: The present invention is directed to portable transceivers using light as the carrier. This invention contemplates the transmitters and receivers in a module format. Analog, audio and video and digital Ethernet communications are encompassed by this invention.

Trademarks Disclosed Pursuant to Section 3.17(e)

1.	fSONA: Cdn # TMA 527-227, US # 27422692

2.	SONAbeam: Cdn # TMA 527-226, US # 2810958

3.	Wireless at the speed of light: Cdn # TMA 562-697, US # 2845256

4.	True eye-safe: Cdn Application # 1129151, US # 2759775

5.	SONABEAM & Design: Cdn # TMA 616-250, US # 78350131

Copyrights Disclosed Pursuant to Section 3.17(f)

Nil

SCHEDULE 8

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

FSONA MATERIAL CONTRACTS

FSona Material Contracts Disclosed Pursuant to Section 3.20

1.	Employment Agreement dated March 22, 2005 between FSona Systems and Sunny Taylor

SCHEDULE 9

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

FSONA EMPLOYEES AND CONSULTANTS

Employees Disclosed Pursuant to Section 3.18

Sunny Taylor

Allan Arias

Carey Bandler

Kristin Bliek

Albert Canuel

George Combes

Paul Erickson

Andrew Grieve

Russ Johnson

Ted Kam

Slawomir Paciorek

Gordana Pejic

Sukhi Uppal

Consultants Disclosed Pursuant to Section 3.18

Daniel Bonyhadi

Carl Cagliarini

SCHEDULE 10

TO THE SHARE EXCHANGE AGREEMENT

AMONG MATRIX VENTURES, INC., FSONA SYSTEMS CORP. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT

MATRIX UNDISCLOSED LIABILITIES

Matrix Undisclosed Liabilities Disclosed Pursuant to Section 5.13

Nil

Tax Disclosure Pursuant to Section 5.14

Matrix has not filed any Canadian or United States tax returns since inception.

CW902643.3